UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2009

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: xxx

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 3, 2009, Empire Resorts, Inc. (the “Company”) and Monticello Raceway Management, Inc., a wholly owned subsidiary of the Company, entered into a letter agreement (the “Agreement”) with KPMG Corporate Finance LLC (“KPMGCF”) whereby the Company retained KPMGCF as the Company’s exclusive financial advisor to raise for the Company up to $75 million in newly sourced capital (the “Transaction”) to address pending maturity and contractual issues relating to the Company’s $65 million Convertible Senior notes due July 31, 2014, which the holders have the right to require the Company to repurchase on July 31, 2009, and the transaction costs related thereto.

The Transaction may include, with respect to new funds sourced by KPMGCF pursuant to the Agreement: (i) a private placement of equity securities or debt obligations of the Company and/or any affiliate or subsidiary thereof, in one or more related transactions, to one or more “Accredited Investors” and/or source(s) of financing, in the form of debt obligations (including term and revolving debt and credit support facilities such as letters of credit), common stock, convertible preferred stock, convertible debt securities, preferred stock, equity-linked securities, warrants, equity or equity-linked joint ventures or other equity or equity-linked arrangements and/or (ii) the direct repurchase or retirement of all or a portion of the existing debt obligations of the Company.

The Agreement became effective as of June 3, 2009 and will continue until September 30, 2009. The Agreement may be extended thereafter upon the mutual written agreement of both parties or terminated after the expiration of 14 days after either party gives written notice of termination to the other party, except for certain provisions that survive termination of the Agreement.

Pursuant to the terms of the Agreement, the Company will pay to KPMGCF (i) a retainer of $75,000, (ii) a monthly fee of $60,000 and (iii) upon consummation of a Transaction, a percentage-based fee calculated with regard to the size of such transaction, subject to a minimum fee of $500,000.

On June 8, 2009, the Company entered into an employment agreement, dated as of June 1, 2009, with Joseph E. Bernstein (the “Employment Agreement”), which sets forth terms and provisions governing Mr. Bernstein's employment as Chief Executive Officer of the Company.  The Employment Agreement provides for an initial term that expires on December 31, 2009 at an annual base salary of $500,000 and will continue for a subsequent one (1) year extension if the Company has successfully restructured its debt during the initial six-month term.  In addition, Mr. Bernstein shall be entitled to participate in any annual bonus plan or equity based incentive programs maintained by the Company for its senior executives.  In connection with his employment, Mr. Bernstein received an option grant of a 5-year non-qualified stock option to purchase 500,000 shares of the Company’s common stock pursuant to the 2005 Equity Incentive Plan, subject to shareholder approval, at an exercise price per share of $1.78, vesting 33% six (6) months following the grant date, 33% on the first anniversary of the grant and 34% 18 months following the grant, subject to earlier vesting as provided in the Employment Agreement.  Mr. Bernstein received an additional option grant of a 10-year non-qualified stock option to purchase 1,000,000 shares, at an exercise price per share of $1.78, subject to shareholder approval and the consummation of debt restructuring transaction with an entity sourced by Mr. Bernstein.

The foregoing summaries of the Agreement and the Employment Agreement do not purport to be complete and are subject to and qualified in their entirety by reference to the actual text of such agreements, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibits

10.1	Letter Agreement by and among Empire Resorts, Inc., Monticello Raceway Management, Inc. and KPMG Corporate Finance LLC dated as of June 3, 2009.*

10.2	Employment Agreement, dated as of June 1, 2009, between Empire Resorts, Inc. and Joseph E. Bernstein.*

* Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: June 8, 2009	By:	/s/ Joseph E. Bernstein
Name: Joseph E. Bernstein
Title: Chief Executive Officer